Exhibit 99.1

THE SHELL LAW FIRM, PLLC
11 Broadway, Suite 615
New York, New York 10004
Telephone: (646) 616-3983
Facsimile: (212) 480-8560

Martin Shell, Esq.

Admitted in New York and New Jersey

mshell@shelllawfirm.com

July 23, 2020

VIA EMAIL

Saveene Corp.

500 S Australian Avenue

#600

West Palm Beach FL 33401

Att: Miro Zecevic

To:	American Diversified Holdings Corporation (“ADHC”) and ADHC Board Members Officers and Directors
Re:	Ernest Remo and ADHC

Dear Mr. Zecevic et al:

We write in response to your earlier request to address Ernest Remo’s recent conduct involving ADHC.

Based on the information you have provided it is our understanding that Mr. Renmo without any justification interfered with Saveene’s preferred shares ownership and control over ADHC. Namely, Mr. Remo dissolved ADHC in Nevada and incorporated a new entity in Wyoming, despite transferring his ownership interest in ADHC to Saveene and resigning as ADHC’s CEO in June of 2019.

We have also reviewed the following documents provided by you and the officers / directors of ADHC: fully executed Stock Purchase Agreement dated June 6, 2019; ADHC Board of Director resolutions dated June 6, 2019 appointing Alex Sentic as CEO; Ernest Remo’s resignation as ADHC CEO effective June 6, 2019; ADHC Board of Directors resolutions dated June 13, 2019 appointing Daniel Sobolowski as CEO and Alexander Sentic as COO; and Emails from Mr. Remo dated 11/7/2019, and Transfer Agent dated 6/11/19 and 6/14/19.

On July 3, 2020, we sent a letter demanding that Mr. Remo cease and desist from interfering with ADHC and that he cooperate with Saveene’s efforts to restore ADHC a Nevada entity and dissolve the Wyoming entity, so not to confuse the market and company followers.

Mr. Remo replied on July 8, 2020, through his attorney Daryoosh Khashayar, Esq. of the Khashayar Law Group. Mr. Remo denied any wrongdoing and alleged that the parties never had a fully signed purchase agreement and that his shares were never delivered.

Saveene Corp.

July 23, 2020

In response, I sent a fully executed agreement along with the aforementioned documents on July 14, 2017. In furtherance thereof, I spoke directly with Mr. Khashayar who by his own admission did not review the documents still somehow claimed that the conditions to closing were not completed. Counsel also failed to provide any specifics or proofs to support the allegations. Shortly thereafter, on July 21, 2020, counsel advised that Mr. Remo would be representing himself in any future dealings.

In addition we have reached out on multiple occasions to the ADHC transfer agent including sending a notice on July 8, 2020. To date, the transfer agent remains unresponsive.

Based on the documents provided, the transfer agent’s failure to respond and Mr. Remo’s failure to provide any specific evidence to support his contentions, it is my professional opinion that Saveene is the owner of Mr. Reno’s preferred shares (Control block) and that Mr. Remo’s conduct is without justification.

Saveene should take all appropriate measures to protect its interest.

Should you have any other questions or comments about this opinion please do not hesitate to contact this office.

Very truly yours.

/s/ Martin Shell

Martin Shell